Exhibit 10.3

May 31, 2025

Renee Gaeta

Sent via email

Dear Renee,

On behalf of Outset Medical, Inc. (the “Company”), I am pleased to extend to you this conditional offer of employment in the position of Chief Financial Officer reporting directly to Leslie Trigg, Chair and Chief Executive Officer. This letter agreement sets forth the terms and conditions of your employment with the Company from and after the date of your employment, contingent upon completion of all conditions noted below satisfactory to the Company:

1. Start Date: Your position will be as a full-time, salaried/exempt employee commencing on June 3, 2025, or such other date as you and the Company may mutually agree.

2. Salary: The Company will pay you a base rate of $500,000 per year, to be paid bi-weekly in accordance with the Company’s standard payroll policies and subject to normal required withholding.

3. Annual Cash Bonus Potential: You will be eligible to receive a discretionary incentive cash bonus award of up to 50% of your base salary each calendar year. The amount of any actual bonus award will be based upon the level of achievement of annual Company performance objectives for such calendar year and will be determined by the Company’s Board of Directors in its sole and absolute discretion; however, if your start date is on or after October 1st, you will not be eligible for a bonus for that current fiscal year. The Company reserves the rights to modify, suspend or discontinue this annual cash bonus program at any time.

4. Equity/Vesting: As soon as practical following your employment commencement date, it will be recommended that the Compensation Committee grant you equity awards valued at $3,100,000. The number of shares will be determined at the time of the grant using the average closing price of the 20 trading days prior to grant. This grant is subject to approval by the Compensation Committee and if approved will be recommended in the form of 80% Restricted Stock Units (RSUs) and 20% Performance Stock Units (PSUs) as described further below.

RSU Vesting

The total number of RSUs subject to the award (the “RSU Award”) shall vest over a three-year period as follows: 33.33% of the RSU Award shall vest on the first anniversary of the vesting commencement date, and the remaining 66.67% of the RSU Award shall vest over the course of the following two years on a quarterly basis on each February 15th, May 15th, August 15th and November 15th, subject to your Continuous Service (as defined in the applicable award agreement) through the applicable vesting date. The vesting commencement date shall be June 3, 2025.

PSU Vesting

As determined by the Compensation Committee and set forth in and subject in all respect to the terms of the applicable award agreement, which terms shall be consistent with other executive PSU grants for 2025, the total target number of PSUs subject to the award shall be earned and vest as set forth below. For purposes of the below, “Year 1” is the current year, “Year 2” is next year, and “Year 3” is the year following next year. All vesting is subject to your Continuous Service through the applicable vesting dates.

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70% of the target PSUs shall be earned based on achievement against a financial metric to be determined by the Compensation Committee and measured over a three-year performance period. 100% of earned units (as certified by the Compensation Committee following the performance period) will vest at the end of Year 3.
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30% of the target PSUs shall be earned based on the percentile ranking of the Company’s Total Shareholder Return among companies in a pre-determined index over a three-year performance period, with potential earned units ranging from 50% to 200% of such target PSUs. 100% of earned units (as certified by the Compensation Committee following the performance period) will vest at the end of Year 3.

5. Benefits: You will be eligible for health insurance benefits and other employee benefits that the Company may make available from time to time, with your participation subject to the generally applicable eligibility requirements and other provisions of the various plans and programs. We typically celebrate eleven (11) paid company holidays per calendar year. As an executive, you will participate in our Flex Paid Time Off (PTO) plan which means that you can take time off as needed but you will not accrue a specific number of PTO days and will not be paid out for unused PTO time should you leave the Company. The Company reserves the rights to modify, suspend or discontinue any and all such benefits and plans, or any new benefits and plans, at any time and without notice. In addition, you will be covered by the Company’s form of Change in Control and Severance Agreement and the Company’s form of Indemnification Agreement between the Company and its directors and executive officers. Additional information and details regarding employee benefits will be provided.

6. At-Will Employment: All employment with the Company is at-will as provided by California law. If you choose to accept employment with the Company, your employment will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause, and with or without notice.

7. Eligibility for Employment; Confidential Information Agreement: For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment is also conditioned upon entering into, and complying with, the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”), with no excluded inventions except as may be acceptable to the Company. A copy of the Confidential Information Agreement is being provided to you concurrent with this letter agreement. We must receive your signed Confidential Information Agreement before your employment commencement date.

8. Background Investigation: This offer of employment is contingent upon the successful completion of reference checks and a background investigation, consistent with applicable federal and state law. Where permitted by applicable law, the background investigation could include, but will not necessarily be limited to, verification of prior employment, verification of educational history, social security verification, criminal history information, driving record information, and information regarding professional licenses and debarments. The Company will provide you with separate, standalone documentation regarding the background investigation.

9. Prior Employment; No Conflict: By signing this letter agreement, you represent and warrant that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case and that you are under no contractual commitments inconsistent with your obligations to the Company. Notwithstanding our mutual belief that any such agreements will not prevent you from performing the duties of your position, you understand and agree that the Company retains the right, and may exercise such right at its discretion, to conclude its employment relationship with you, with or without notice, should any prior employer assert, whether or not proven or litigated, that you are prevented from performing, in whole or in part, the duties of your position with the Company. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. During the employment term, you may engage in (i) charitable, civic, community, and trade activities, serve as a member of the board of directors of Candle Therapeutics, Inc., manage your passive personal investments, and (ii) subject to, in each case, express prior written approval by the Board, engage in other advisory activities, and serve on other boards of non-competing entities (such permitted activities or engagements, the

“Outside Activities”); provided that, in each case, the Outside Activities do not materially interfere with your duties hereunder, violate the terms of this Employment Offer Letter or any other agreement to which you and the Company or its affiliates is a party, or present a business or fiduciary conflict of interest. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

10. Other Conditions: As a condition to your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. You may be required to sign an acknowledgement that you have read and that you understand the Company’s rules, regulations, policies, and procedures at the time of employment commencement and/or at any time during your employment with the Company.

This letter agreement, along with the agreements referenced herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter agreement, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Leslie Trigg

Leslie Trigg

Chair and CEO

Outset Medical, Inc.

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer:

Signature: /s/ Renee Gaeta Date: 6/1/2025